Exhibit 5

BROOKFIELD ASSET MANAGEMENT INC.
SUBSCRIPTION AGREEMENT

To:	Brookfield Infrastructure L.P. (“BILP”)
Dated:	August 17, 2015

RECITALS:

I.                                        Brookfield Infrastructure Partnership L.P. (“BIP”), a Bermuda exempted limited partnership, together with other Brookfield-sponsored and managed private funds and two institutional partners have agreed to acquire Asciano Limited (“Asciano”) by way of scheme of arrangement requiring approval of Asciano’s security holders (the “Transaction”).

II.                                   The securityholders of Asciano will receive 0.0387 limited partnership units in BIP (“LP Units”) or $A6.94 in cash per Asciano share, subject to a limit on the number of LP Units and the amount of cash. The Transaction will result in the issuance of up to approximately 37.9 million LP Units to Asciano’s security holders.

III.                              BIP will fund a portion of the cash component of the consideration for the Transaction by BILP issuing approximately 5.8 million redeemable partnership units of BILP (“RPUs”) (the “Private Placement”) to Brookfield Asset Management Inc. (together with its affiliates “Brookfield”). The units to be issued to Brookfield will be issued as partial funding for the cash consideration to be offered in the Transaction, at a price equal to US$43.20 per RPU.

NOW THEREFORE, BAM and BILP agree as follows:

A.                                    Subscription

1.                                      On or before the closing of the Transaction (the “Closing Date”), BAM shall subscribe for and purchase from BILP and BILP shall issue and sell to BAM:

(a)                                 5,787,037 RPUs at a price per RPU equal to US$43.20 for an aggregate price (the “Subscription Amount”) equal to US$250,000,000; and

and on the other terms and conditions contained in this Agreement.

2.                                      The closing of the purchase and sale of RPUs will be held at the offices of Herbert Smith Freehills LLP, in Sydney, Australia at 8:00 a.m. (Australian time) on the Closing Date (the “Closing Time”). At the Closing Time, BILP shall deliver to BAM a certificate representing 5,787,037 RPUs registered in the name of BAM, against payment to BILP by wire transfer of the Subscription Amount.

B.                                    BAM’s Acknowledgements and Agreements

3.                                      BAM acknowledges and agrees that:

(a)                                 subject to the condition set forth in paragraph D.5 of this Agreement, this subscription is and shall be irrevocable as against BAM; and

(b)                                 BAM was not offered the RPUs in the United States, BAM is a non-U.S. person, the sale and purchase of the RPUs, including the execution of this Agreement was, or is being, or will be, as the case may be, executed, outside of the United States, and the sale and purchase of the RPUs is not part of a plan or scheme to evade the registration requirements of the United States Securities Act of 1933, as amended. For purposes of this paragraph (b), “United States” and “non-U.S. person” have the meanings ascribed thereto in Regulation S under such act.

C.                                    BAM’s Representations, Warranties and Covenants

4.                                      BAM represents, warrants and covenants to BILP (which representations, warranties and covenants shall survive the Closing Time) and acknowledges that BILP is relying thereon, that:

(a)                                 BAM is a corporation duly incorporated and is validly existing under the laws of the Province of Ontario;

(b)                                 BAM has duly executed, authorized and delivered this Agreement, and upon acceptance by BILP, this Agreement will constitute a valid and binding agreement of BAM, enforceable against BAM in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization or other laws of general application affecting enforcement of creditors’ rights, general principles of equity that restrict the availability of equitable remedies, and to the extent that enforceability may be limited by applicable securities laws; and

(c)                                  BAM will, with respect to this Agreement, execute, deliver and file or assist BILP in obtaining and filing such reports, undertakings and other documents relating to the purchase of the RPUs by BAM as may be required by any securities commission, stock exchange or other regulatory authority.

D.                                    Conditions to Closing of the Purchase and Sale

5.                                      The obligations of BILP and BAM to complete the purchase and sale of the RPUs at the Closing Time is conditional upon the Transaction becoming unconditional.

6.                                      BILP’s obligation to issue and sell the RPUs at the Closing Time is subject to the satisfaction or waiver, at the option of BILP, of the following conditions:

(a)                                 the representations and warranties made by BAM in this Agreement shall be true and correct when made, and shall be true and correct at the Closing Time with the same force and effect as if they had been made on and as of such dates;

(b)                                 all covenants, agreements and conditions contained in this Agreement that BAM is required to perform on or prior to the Closing Time shall have been performed or complied with in all material respects;

(c)                                  BILP shall have obtained all necessary qualifications and receipts under applicable securities laws, or obtained exemptions therefrom, required by any jurisdiction for the offer and sale of the RPUs to BAM;

(d)                                 the sale of the RPUs shall not be prohibited by any law or governmental order or regulation; and

(e)                                  no proceeding challenging this Agreement or the transactions contemplated by this Agreement, or seeking to prohibit, alter, prevent or materially delay the closing of the issuance of the RPUs shall have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

E.                                    Assignment

7.                                      Except as provided in this section, no party may assign its rights or benefits under this Agreement. BAM may, at any time prior to the Closing Time assign all, or any part of, its rights and benefits under this Agreement to one or more subsidiaries of BAM each of whom delivers an instrument in writing to BILP confirming that it is bound by and shall perform all of the obligations of BAM under this Agreement as if it were an original signatory; provided that, no such assignment shall relieve BAM of its obligations under this Agreement. In the event of an assignment as contemplated by this section, any reference in this Agreement to “BAM” shall be deemed to include the assignee(s).

F.                                     Notices

8.                                      Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

To BILP:

Brookfield Infrastructure L.P.
73 Front Street
Hamilton, HM 12, Bermuda

Fax No.:	441-296-4475
Attention:	Corporate Secretary

To BAM:

Brookfield Asset Management Inc.
Suite 300, Brookfield Place
181 Bay Street, Box 762
Toronto, Ontario M5J 2T3

Fax No.:	(416) 365-9642
Attention:	General Counsel

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.

G.                                   General

9.                                      Time shall, in all respects, be of the essence in this Agreement.

10.                               All dollar amounts referred to in this Agreement are expressed in U.S. dollars and, for greater certainty, “$” means U.S. dollars, unless otherwise indicated.

11.                               The headings contained in this Agreement are for convenience only and do not affect the construction or interpretation of this document.

12.                               The terms and provisions of this Agreement shall be binding upon and enure to the benefit of BILP and BAM and their respective successors and permitted assigns.

13.                               This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein

14.                               This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

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Dated as of the date first written above.

BROOKFIELD ASSET MANAGEMENT INC.

Per:	/s/ Mabel Wong
	Name:	Mabel Wong
	Title:	Vice President, Finance

This Agreement is accepted by BILP as of the date first written above.

BROOKFIELD INFRASTRUCTURE L.P., by its managing general partner, BROOKFIELD INFRASTRUCTURE PARTNERS L.P., by its general partner, BROOKFIELD INFRASTRUCTURE PARTNERS LIMITED

Per:	/s/ Jane Sheere
	Name:	Jane Sheere
	Title:	Secretary

[Subscription Agreement]